HOUSTON, Feb. 27, 2012 /PRNewswire/ -- AvStar Aviation Group, Inc. (AvStar) (OTCQB: AAVG.OB - News) today released the following company activity update.
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DOT Commuter Authority -
A competitor of Twin Air Calypso Limited lodged a complaint with the FAA, which was forwarded to the DOT, alleging that we were exceeding our "on-demand" authority regarding the number of times we flew to the destinations of Marsh Harbour and Treasure Cay on the island of Abaco. The validity of the allegation hinged on what constitutes a "published schedule". We contend our interpretation of the FAA and DOT "published schedule" provision is in compliance with FAA and DOT regulations. As our discussions and correspondence developed with the DOT representatives it became evident that the Commuter Authority could not move forward until this issue was resolved. To resolve the issue we elected to accept a "Consent Order" and mitigated fine rather than expend legal fees to defend our position and further delay the commuter authority approval. The company will have to pay a $70,000 fine, $35,000 is payable over a 7 month period. Barring further violations, the remainder will be waived after a one year period. The "Consent Order" we accepted will be published in the DOT docket within the next few days. As in the past we will respond immediately should there be any request for additional information regarding our commuter authority application. With the FAA/DOT issue resolved it is felt that an answer from the DOT will be forthcoming.

Cuba Authority -
According to OFAC, our Cuba Authority application is in the final stages of the approval process. We have not been asked for additional information and are not aware of anything that would prevent our being approved for this authority.

Berry Aviation Alliance -

Twin Air Calypso and Berry Aviation are eager to formalize their alliance. Logistical matters are being discussed and further details will be released as they become available.

Revenues -
Our 2011 Twin Air Calypso Limited, Inc. revenues were over $2,200,000, which was a 35% increase over 2010. Details will be contained within the upcoming 10K. Currently, the 2012 revenues are on pace to equal 2011.

Forward-Looking Statements: Certain statements contained in this release issued by AvStar Aviation Group, Inc. (the "Company") that are not historical facts are "forward-looking" statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates, or projections of the Company, its directors, or its officers about the Company and the industry in which it operates and are based on assumptions made by management. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When issued in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements.

Contact:
Clayton I. Gamber Jr.
President/CEO
Phone: 713-965-7582
http://www.avstarinc.com
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cgamber(at)avstarinc(dot)com